Calculation of Filing Fee Tables
S-8
Moleculin Biotech, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value	Other	6,000,000	$ 0.37	$ 2,220,000.00	0.0001531	$ 339.88
Total Offering Amounts:						$ 2,220,000.00		$ 339.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 339.88
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock of Moleculin Biotech, Inc. (the "Registrant") that may be granted under the Registrant's 2024 Stock Plan (the "2024 Plan") to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Represents 6,000,000 shares of Registrant's common stock that were added to the shares reserved for issuance under the 2024 Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)) of the Securities Act of 1933, as amended, and based on $0.37 per share, the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Capital Market on September 5, 2025. (4) We do not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A